Exhibit 99.1

                                              FOR IMMEDIATE RELEASE
                                              JUNE 30, 2004
                                              FOR ADDITIONAL INFORMATION
                                              CONTACT: RANDY J SIZEMORE
                                                       SENIOR VICE PRESIDENT/CFO
                                                       (260) 358-4680

                         NORTHEAST INDIANA BANCORP, INC.
                     ANNOUNCES ACQUISITION OF BROKERAGE FIRM
                             THROUGH BANK SUBSIDIARY

HUNTINGTON, INDIANA, -- Northeast Indiana Bancorp, Inc. (the "Company") announced today that its wholly-owned subsidiary, First Federal Savings Bank (the "Bank") has acquired the brokerage firm Innovative Financial Services ("Innovative") through the Bank's subsidiary, Northeast Indiana Financial, Inc. ("Northeast Indiana"). The staff of Innovative Financial Services, including one broker and three support staff, will become employees of the Bank through Northeast Indiana. Innovative will be offering non-FDIC insured products such as mutual funds, annuities, stocks, bonds, life insurance, estate planning, retirement plans to small businesses, and brokerage accounts to its existing customer base and to customers of the Bank and Northeast Indiana.

The broker for Innovative was named the national leading investment representative five of the last six years out of approximately 550 national representatives from Innovative's broker/dealer relationship. Innovative will continue to operate from its current location for a brief period of time, but will eventually move its operations into Northeast Indiana's location at 100 Frontage Road, Huntington, IN.

Stephen E. Zahn, President of the Company, stated that "this acquisition will partner the leading retail bank in our market with one of the leading brokerage firms in our market, which should make a more powerful financial services company to serve our customer base."

Northeast Indiana Bancorp, Inc. is headquartered at 648 North Jefferson Street, Huntington, Indiana. The Company offers a full array of banking, trust and financial brokerage services to its customers through three full service branches located in Huntington, Indiana. The Company is traded on The NASDAQ Stock Market under the symbol "NEIB".

This press release may contain forward-looking statements, which are based on management's current expectations regarding economic, legislative and regulatory issues. Factors which may cause future results to vary materially include, but are not limited to, general economic conditions, changes in interest rates, loan demand, and competition. Additional factors include changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, regulatory and technological factors affecting each company's operations, pricing, products and services.